EXHIBIT 10.12
Amendment No. 4
Pfizer Consolidated Supplemental Pension Plan for United States and
Puerto Rico Employees
(Amended and Restated December 31, 2016)

* * *

(New material underlined once; deletions crossed out)

1.Article 5 of Part A: Administrative and General Sections Applicable To All Participants, is amended to add new Section 5.3 to the end thereof to read as follows:

5.3    Annuity Contracts.

    Notwithstanding any other provision in this Plan, assets from any Rabbi Trust may be used to purchase from one or more insurance companies one or more group annuity contracts for the benefit of certain Members meeting criteria designated by the Retirement Committee or the Investment SubCommittee of the Plan Assets Committee, and each of such Committees’ Members is, authorized and empowered to take or cause to be taken any and all actions deemed necessary, advisable or appropriate to provide for the purchase of annuities for certain Members and the transfer of the administration of any current or future group annuity contracts.

2.Article 5 of Part B: Provisions Applicable To The Pfizer Sub-Plan, is amended to add new Section 5.10 to the end thereof to read as follows:

5.10 In-Service Active Benefit Transfers
(1)An eligible Participant (as defined herein) may make a one-time election (“Active Benefit Election”) for an in-service transfer of the full lump sum value of his NonGrandfathered Benefit under this Part B of the Plan to the PSSP in accordance with the following:
(2)A Participant shall be eligible to elect an Active Benefit Transfer if he: (i) has either attained age 65 or has a sum of his age and his years of Creditable Service (whether partial or complete) that equals or exceeds 90 (“Rule of 90”) before August 1, 2023; (ii) has a NonGrandfathered Benefit under this Part B of the Plan; and (iii) does not have an annuity election on file for payment of his NonGrandfathered benefit under Part B of the Plan as of June 15, 2023.
(3)The Active Benefit Transfer amount shall be determined in accordance with the actuarial assumptions used to determine lump sum distributions payable as of the August 1, 2023 benefit determination date, under the provisions of this Part B of the Plan. No interest adjustment will be added to the lump sum distribution due to the time that elapses between the August 1, 2023 benefit determination date and the transfer date (which will occur as soon as administratively possible following the effective date of the Active Benefit Election).
(4)The Active Benefit Transfer, including future investment returns thereon, shall thereafter be subject to the terms of the PSSP, except that it shall be distributed from the PSSP at the same time and in the same form that such amount would have been distributed from this Part B of the Plan had the transfer not been elected, without regard to any additional distributions payable to such Participant from the PSSP.
(5)An Active Benefit Election must be made by July 20, 2023, and shall become effective on August 1, 2023. Notwithstanding the foregoing, in the event that the Company’s Senior Vice President of Total Rewards, Vice President of Global Benefits, or Director of U.S. Retirement Plan Benefits determines, in such person’s sole discretion, that data processing errors result in a failure to identify eligible Members or prevent eligible Members from receiving notice or electing at the same time as the other eligible Members, then such person, in their sole discretion, may extend the deadline.

3.Article 5 of Part E: Provisions Applicable To The Wyeth Sub-Plan, is amended to add new Section 5.8 to the end thereof to read as follows:

5.8 In-Service Active Benefit Transfers
(i)An eligible Participant (as defined herein) may make a one-time election (“Active Benefit Election”) for an in-service transfer of the full lump sum value of his NonGrandfathered Benefit under this Part E of the Plan to the PSSP in accordance with the following:
(ii) A Participant shall be eligible to elect an Active Benefit Election if he: (1) has attained age 65 before August 1, 2023; (2) has a NonGrandfathered Benefit under this Part E of the Plan; and (3) does not have an annuity election on file for payment of his NonGrandfathered benefit under Part E of the Plan as of June 15, 2023.
(ii)The Active Benefit Transfer amount shall be determined in accordance with the actuarial assumptions used to determine lump sum distributions payable as the August 1, 2023 benefit determination date under the provisions of Part E of the Plan. No interest adjustment will be added to the lump sum distribution due to the time that elapses between the August 1, 2023 benefit determination date and the transfer date (which will occur as soon as administratively possible following the effective date of the Active Benefit Election).
(iii)The Active Benefit Transfer, including future investment returns thereon, shall thereafter be subject to the terms of the PSSP, except that it shall be distributed from the PSSP at the same time and in the same form that such amount would have been distributed from this Part E of the Plan had the transfer not been elected, without regard to any additional distributions payable to such Participant from the PSSP.
(iv)An Active Benefit Election must be made by July 20, 2023, and shall become effective on August 1, 2023. Notwithstanding the foregoing, in the event that the Company’s Senior Vice President of Total Rewards, Vice President of Global Benefits, or Director of U.S. Retirement Plan Benefits determines, in such person’s sole discretion, that data processing errors results in a failure to identify eligible Participants or prevent eligible Participants from receiving notice or electing at the same time as the other eligible Participants, then such person, in their sole discretion, may extend the deadline.